6620 West Broad Street

Richmond, Virginia 23230

Genworth Financial Reports Fourth Quarter 2004 Earnings

	Three months ended December 31,
	2004		2003
(Amounts in millions, except for per share)	Total	Per diluted share	Total	Per diluted share
	(Unaudited)
Net earnings from continuing operations	$346	$0.70	$220	$0.45

Pro forma net earnings from continuing operations	$346	$0.70	$211	$0.43

Pro forma net operating earnings	$254	$0.52	$179	$0.37

Richmond, VA (January 27, 2005) – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings from continuing operations for the fourth quarter of 2004 of $346 million, or $0.70 per diluted share. Net earnings from continuing operations for the fourth quarter of 2003 were $220 million, or $0.45 per diluted share.

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. As more fully explained at the end of this release, the company is presenting pro forma financial information that reflects those transactions to enable a more meaningful comparison of its period-to-period results.

Pro forma net earnings from continuing operations in the fourth quarter of 2004 were $346 million, or $0.70 per diluted share, compared to $211 million or $0.43 per diluted share in the fourth quarter of 2003. Pro forma net operating earnings for the fourth quarter of 2004 were $254 million, or $0.52 per diluted share, compared to $179 million or $0.37 per diluted share in the fourth quarter of 2003.

Pro forma net operating earnings in the fourth quarter of 2004 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment losses of $1 million, a $68 million IPO-related net tax benefit recorded during the quarter and a $25 million after-tax gain related to our waiver of contractual rights under an outsourcing services agreement with General Electric’s (GE) global business processing operation, 60% of which was sold in the fourth quarter. Pro forma net operating earnings in the fourth quarter of 2004 included a one-time charge of $32 million after-tax on a small run-off block of equity-indexed annuities resulting from an adjustment of reserving processes.

Pro forma net operating earnings in the fourth quarter of 2003 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment gains of $32 million.

“2004 was a year of tremendous progress in growing our business, building distribution relationships and maintaining our focus on expense and risk disciplines,” said Michael D. Fraizer, chairman and chief executive officer. “We finished the full year with pro forma net operating earnings per share growth of 20 percent, good sequential sales progress and operating ROE of 9.8 percent. We continue to make steady improvements toward our long term goal of 12 percent operating ROE by 2008, and expect to achieve 2005 net operating earnings of $2.30-to-$2.40 per share.”

Management believes that the presentation of net operating earnings and operating ROE enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings and operating ROE should not be viewed as a substitute for net earnings or return on equity prepared under accounting principles generally accepted in the U.S. (GAAP). (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

Key Fourth Quarter Operating Highlights

•	In the Protection segment, term life insurance sales were $27 million, up 42 percent compared to the prior year quarter and 4 percent on a sequential quarter basis, as a result of competitive pricing and technology-enhanced customer service. Universal life insurance sales were even with the prior year quarter and up 20 percent on a sequential quarter basis, reflecting the launch of new products for the age 50+ market in the second quarter of 2004. Payment Protection Insurance (PPI) sales, excluding runoff business(1), were up 16 percent compared to the fourth quarter of 2003.

•	Retirement Income and Investments’ (RI&I) sales of income distribution series products(2) nearly doubled over the prior year quarter, to $84 million, and were up 20 percent on a sequential quarter basis. Spread institutional sales of $796 million in the quarter were up 51 percent from the prior year quarter and 37 percent sequentially, driven primarily by two large contracts issued in the quarter.

•	Mortgage Insurance (MI) continued its international expansion, with international insurance in-force (IIF) up $56 billion, or 41 percent over the prior year quarter. Excluding the impact of favorable foreign currency (FX), international IIF grew 35% driven primarily by increased account penetration in Australia and Canada. The unearned premium reserve grew to $1.5 billion at December 31, 2004.

Pro Forma Consolidated Operating Results

The company operates in three primary business segments: Protection, Retirement Income & Investments, and Mortgage Insurance, in addition to a Corporate and Other Segment.

Consolidated fourth quarter pro forma net operating earnings growth of 42 percent was driven by increases in all three primary business segments over the prior year quarter, and included $6 million of favorable FX.

Protection Segment pro forma net operating earnings increased 46 percent to $140 million compared to $96 million in the prior year quarter primarily from non-recurring items in the prior year quarter and from growth in life and payment protection.

(1)	In the third quarter of 2003, the company evaluated its contractual relationships with PPI distributors against targeted return thresholds and made decisions to terminate or non-renew certain contracts which the company refers to as “non-core” or “runoff.” Existing business under these contracts will runoff over several years in the normal course of business.
(2)	Income distribution series products are comprised of the company’s retirement income annuity product and two variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s fourth quarter financial supplement.

RI&I Segment pro forma net operating earnings grew to $35 million in the fourth quarter of 2004 from $12 million in the fourth quarter of 2003. Growth was due to higher assets under management, improved spreads and increased fee income from new contracts in 2004 to manage GE’s municipal guaranteed investment contracts (GIC) business. Growth was partially offset by a one-time charge of $32 million after-tax on a small run-off block of equity-indexed annuities resulting from an adjustment of reserving processes.

Mortgage Insurance Segment pro forma net operating earnings increased to $107 million from $77 million in the fourth quarter of 2003 due to continued strong international growth, $13 million of higher taxes in the prior year quarter and $4 million of favorable FX.

Corporate and Other Segment pro forma net operating loss increased to $28 million in the fourth quarter of 2004 from $6 million in the fourth quarter of 2003 primarily due to non-recurring tax benefits of $32 million in the prior year quarter.

All segment information below is presented on a pro forma basis. Segment pro forma net operating earnings presented are equivalent to pro forma net earnings for all segments except Corporate and Other. For a reconciliation of the Corporate and Other Segment pro forma net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Pro Forma Segment Net Operating Earnings

Protection Pro forma net operating earnings (unaudited) (Dollar amounts in millions)	Q4 04	Q4 03
Life	$67	$50
Long term care	46	47
Payment protection	22	(5)
Group	5	4

Total Protection	$140	$96

Sales (Dollar amounts in millions)	Q4 04	Q4 03
Life	$39	$31
Long term care	41	54
Payment protection	351	498
Group	66	57

Total Protection	$497	$640

Protection Segment pro forma net operating earnings increased $44 million due to overall business growth and non-recurring items in the prior year quarter. Life pro forma net operating earnings were up $17 million to $67 million due to in-force growth and lower expenses offset by less favorable mortality of $4 million when compared to the prior year quarter. The prior year quarter also included an increase in policyholder reserves of $10 million that did not recur. Long term care (LTC) pro forma net operating earnings were down $1 million to $46 million. Payment Protection (PPI) pro forma net operating earnings grew to $22 million compared to a loss of $5 million in the prior year quarter. The current quarter included new business growth of $4 million and $2 million related to favorable FX. The prior year quarter included $21 million of one-time expenses related to employee benefit costs, increased DAC amortization and higher travel insurance claim reserves.

Sales of term life were $27 million in the fourth quarter of 2004, compared with $19 million in the comparable prior year period. This growth reflects competitive pricing and technology-enhanced customer service. LTC sales decreased to $41 million in the fourth quarter of 2004 from $54 million in the prior year quarter reflecting shifts in market demand and pricing conditions. As planned, overall PPI sales declined from $498 million in the fourth quarter of 2003 to $351 million in the fourth quarter of 2004 reflecting the strategic decision to exit lower return distribution relationships. PPI sales, excluding runoff business, grew 16 percent from $296 million in the fourth quarter of 2003 to $343 million in the fourth quarter of 2004 from continued growth across European markets. Group sales increased 16 percent in the current year quarter compared to the prior year quarter from growth in all products.

Retirement Income & Investments Pro forma net operating earnings (unaudited) (Dollar amounts in millions)	Q4 04	Q4 03
Spread based retail	$9	$8
Fee based retail	16	—
Spread based institutional	10	4

Total RI&I	$35	$12

Sales (Dollar amounts in millions)	Q4 04	Q4 03
Spread based retail	$599	$675
Fee based retail	561	678
Spread based institutional	796	526

Total RI&I	$1,956	$1,879

RI&I pro forma net operating earnings were $35 million for the fourth quarter of 2004 compared to $12 million in the prior year period. Spread retail pro forma net operating earnings were up modestly to $9 million compared to $8 million in the prior year quarter. This included a one-time charge of $32 million after-tax on a small run-off block of equity-indexed annuities resulting from an adjustment of reserving processes. This charge was offset by growth in assets under management, improved investment spreads, and lower guarantee fund assessments in the current quarter. The prior year quarter included $15 million of accelerated DAC amortization. Fee retail pro forma net operating earnings increased to $16 million compared to break-even in the prior year quarter primarily due to new contracts in 2004 to manage GE’s municipal GIC business as well as growth due to higher assets under management. Spread institutional pro forma net operating earnings increased to $10 million in the current quarter compared to $4 million in the prior year quarter primarily due to bond prepayments in the current quarter and improved spread.

Fourth quarter 2004 sales of spread retail products declined 11 percent compared to the prior year quarter, driven primarily by pricing actions taken in fixed annuities and uneven flows in both immediate annuity and structured settlement sales. Sales of fee retail products declined 17 percent from the prior year quarter due to the continued market focus on products with a variety of guarantees, many of which the company elected not to offer, as well as restrictions we placed on fixed account variable annuity sales. Sales of Genworth’s income distribution series products were up 87 percent to $84 million in the current period quarter compared to the prior year quarter. The increase in sales of spread institutional products from $526 million to $796 million reflects uneven timing of new contracts.

Mortgage Insurance Segment Pro forma net operating earnings (unaudited) (Dollar amounts in millions)	Q4 04	Q4 03
International	$57	$38
United States	50	39

Total Mortgage Insurance	$107	$77

Sales (Dollar amounts in millions)	Q4 04	Q4 03
International	$15,225	$12,210
United States	7,074	18,087

Total Mortgage Insurance	$22,299	$30,297

Mortgage insurance pro forma net operating earnings were $107 million in the fourth quarter of 2004 compared to $77 million in the prior year quarter, an increase of $30 million. International pro forma net operating earnings were up $19 million to $57 million compared to $38 million in the prior year quarter. This growth was primarily due to strong revenue growth, continued low loss ratios, higher taxes in the prior year quarter and favorable FX of $4 million. U.S. pro forma net operating earnings were up $11 million to $50 million due to higher taxes in the prior year quarter and solid in-force performance.

International new insurance written was $15 billion, up 25 percent including $1 billion related to FX. Growth was primarily due to deeper account penetration in Canada and Australia and growth in new insurance written in Europe. U.S. new insurance written was $7 billion in the current year quarter, down from $18 billion in the prior year quarter. This decrease was driven by a $7 billion decline in prime credit bulk sales due to a smaller market and a $4 billion decline in flow sales from a smaller mortgage origination market and actions taken to restructure certain excess of loss risk sharing arrangements.

Corporate and Other Segment (unaudited)	Q4 04	Q4 03
Pro forma net operating loss (Dollar amounts in millions)	$(28)	$(6)

The Corporate and Other Segment had a pro forma net operating loss of $28 million in the fourth quarter of 2004 compared to a loss of $6 million in the fourth quarter of 2003. The current quarter included higher litigation expenses. The prior year quarter included $32 million of tax benefits principally associated with the company’s international operations, $8 million of higher reserves at our captive reinsurance subsidiary and other expenses that did not recur.

Shareholders’ equity at December 31, 2004 was $12.9 billion, or $26.28 per share. Shareholders’ equity, excluding accumulated other comprehensive income, at December 31, 2004 was $11.3 billion. Book value per share, excluding accumulated other comprehensive income, increased to $22.99 at December 31, 2004, compared to $22.35 at September 30, 2004.

Earnings Conference Call Information

The company will hold a conference call on January 28 from 10 a.m. to 11 a.m. (EST) to discuss fourth quarter results and business outlook.

Genworth’s conference call will be accessible via telephone and the Internet. This earnings release and the fourth-quarter financial supplement are now available on the company’s website. The conference call materials will be available on the company’s website January 28 prior to the conference call. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code “Genworth” to register. A replay of the call will be available from 1 p.m. EST on January 28 through February 4, 2005 by dialing 1-888-286-8010 in the U.S. or 1-617-801-6888 (outside the U.S.) and entering the access code 62549597. The call will also be replayed at the company’s website during this same time period.

Basis of Historical and Pro Forma Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information for 2003 contained in this press release was previously published in the prospectuses for the company’s initial public offering and related offerings and reflects the company’s historical combined financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2003. The unaudited pro forma financial information for 2004 contained in this press release reflects the company’s historical combined financial information as adjusted to give effect to these transactions as if each had occurred as of January 1, 2004. The following transactions are reflected in the unaudited pro forma financial information:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

If the unaudited pro forma financial information for 2004 had been adjusted to give effect to these transactions as if each had occurred as of January 1, 2003, rather than January 1, 2004, then full year pro forma revenues would have been approximately $90 million higher, pro forma benefits and expenses would have been approximately $77 million higher and pro forma net earnings from continuing operations would have been approximately $8 million higher.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as pro forma net earnings from continuing operations, excluding pro forma after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from pro forma net operating earnings for the periods presented in this press release other than a $68 million IPO-related net tax benefit recorded during the fourth quarter of 2004 and a $25 million after-tax gain related to our waiver of contractual rights under an outsourcing services agreement with GE’s global business processing operation, 60% of which was sold in the fourth quarter of 2004.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of pro forma net operating earnings (as defined above) to historical and pro forma net earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

This press release also includes the non-GAAP financial measure entitled “operating ROE”. The company defines operating ROE as pro forma net operating earnings divided by average pro forma stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ interest. The company’s operating ROE for 2004 is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release. The table at the end of this press release provides a reconciliation of the 2004 operating ROE (as defined above) to 2004 GAAP net earnings divided by average stockholders’ interest. Due to the unpredictable nature of net operating earnings and average stockholders’ interest excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ interest.

All net realized investment gains (losses) are reflected in the Corporate and Other Segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings under GAAP for all segments, except Corporate and Other Segment. For a reconciliation of net operating earnings for Corporate and Other Segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance and group life and health insurance; (2) new premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets (4) written premiums gross of reinsurance and cancellations for PPI; and (5) new insurance written for mortgage insurance, which in each case reflect the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, decreases in the volume of mortgage originations, increases in mortgage insurance cancellations, increases in the use of captive reinsurance in the mortgage insurance market, the influence of large mortgage lenders and investors, foreign exchange rate fluctuations, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquid investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on the company’s operations, changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability and the threat of terrorism; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish the new Genworth brand identity quickly and effectively, the company’s inability to present financial information in SEC filings that accurately represents the results the company would have achieved as a stand-alone company, the possibility that the company will not be able to replace services previously provided by GE on comparable terms, uncertainty of amounts and timing of payments that the company has agreed to make to GE under the company’s tax matters agreement and other matters relating to that agreement, potential conflicts of interest with GE and GE’s engaging in the same type of business as the company does in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 20 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

COMBINED STATEMENT OF EARNINGS INFORMATION

	Three months ended December 31,
(Amounts in millions, except per share data)	Historical		Pro forma
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Premiums	$1,606	$1,766	$1,606	$1,651
Net investment income	825	1,031	825	757
Net realized investment gains (losses)	(1)	39	(1)	49
Policy fees and other income	212	230	212	134

Total revenues	2,642	3,066	2,642	2,591

Benefits and expenses:
Benefits and other changes in policy reserves	1,129	1,464	1,129	1,184
Interest credited	344	402	344	335
Underwriting, acquisition and insurance expenses, net of deferrals	429	427	429	352
Amortization of deferred acquisition costs and intangibles	262	416	262	359
Interest expense	63	46	63	61

Total benefits and expenses	2,227	2,755	2,227	2,291

Earnings from continuing operations before income taxes and accounting changes	415	311	415	300
Provision for income taxes	69	91	69	89

Net earnings from continuing operations	346	220	$346	$211

Loss on sale of discontinued operations, net of taxes	—	(7)

Net earnings	$346	$213

Net earnings per share:
Basic	$0.71	$0.44

Diluted	$0.70	$0.44

Shares outstanding
Basic	489.6	489.5
Diluted	492.4	489.5

COMBINED STATEMENT OF EARNINGS INFORMATION

	Twelve months ended December 31,
(Amounts in millions, except per share data)	Historical		Pro forma
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Premiums	$6,559	$6,707	$6,388	$6,256
Net investment income	3,648	4,051	3,160	2,964
Net realized investment gains	26	10	23	38
Policy fees and other income	824	915	664	529

Total revenues	11,057	11,683	10,235	9,787

Benefits and expenses:
Benefits and other changes in policy reserves	4,804	5,270	4,340	4,229
Interest credited	1,432	1,624	1,319	1,358
Underwriting, acquisition and insurance expenses, net of deferrals	1,812	1,916	1,657	1,583
Amortization of deferred acquisition costs and intangibles	1,154	1,351	1,052	1,149
Interest expense	217	140	243	205

Total benefits and expenses	9,419	10,301	8,611	8,524

Earnings from continuing operations before income taxes and accounting changes	1,638	1,382	1,624	1,263
Provision for income taxes	493	413	494	371

Net earnings from continuing operations before accounting changes	1,145	969	$1,130	$892

Net earnings from discontinued operations, net of taxes	—	186
Gain (loss) on sale of discontinued operations, net of taxes	7	(74)

Net earnings before accounting change	1,152	1,081
Cumulative effect of accounting changes, net of taxes	5	—

Net earnings	$1,157	$1,081

Net earnings per share:
Basic	$2.36	$2.21

Diluted	$2.36	$2.21

Shares outstanding
Basic	489.5	489.5
Diluted	490.5	489.5

PRO FORMA FINANCIAL INFORMATION

	Three months ended December 31, 2004
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$1,606	$—	$—	$—	$1,606
Net investment income	825	—	—	—	825
Net realized investment (losses)	(1)	—	—	—	(1)
Policy fees and other income	212	—	—	—	212

Total revenues	2,642	—	—	—	2,642

Benefits and expenses:
Benefits and other changes in policy reserves	1,129	—	—	—	1,129
Interest credited	344	—	—	—	344
Underwriting, acquisition and insurance expenses, net of deferrals	429	—	—	—	429
Amortization of deferred acquisition costs and intangibles	262	—	—	—	262
Interest expense	63	—	—	—	63

Total benefits and expenses	2,227	—	—	—	2,227

Earnings from continuing operations before income taxes	415	—	—	—	415
Provision for income taxes	69	—	—	—	69

Net earnings from continuing operations	$346	$—	$—	$—	$346

	Three months ended December 31, 2003
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$1,766	$(57)	$(58)	$—	$1,651
Net investment income	1,031	(15)	(259)	—	757
Net realized investment gains (losses)	39	(1)	11	—	49
Policy fees and other income	230	(65)	(31)	—	134

Total revenues	3,066	(138)	(337)	—	2,591

Benefits and expenses:
Benefits and other changes in policy reserves	1,464	(60)	(220)	—	1,184
Interest credited	402	—	(67)	—	335
Underwriting, acquisition and insurance expenses, net of deferrals	427	(48)	(27)	—	352
Amortization of deferred acquisition costs and intangibles	416	(29)	(28)	—	359
Interest expense	46	—	—	15	61

Total benefits and expenses	2,755	(137)	(342)	15	2,291

Earnings from continuing operations before income taxes	311	(1)	5	(15)	300
Provision for income taxes	91	2	1	(5)	89

Net earnings from continuing operations	$220	$(3)	$4	$(10)	$211

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

PRO FORMA FINANCIAL INFORMATION

	Twelve months ended December 31, 2004
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$6,559	$(80)	$(91)	$—	$6,388
Net investment income	3,648	(28)	(460)	—	3,160
Net realized investment gains (losses)	26	(3)	—	—	23
Policy fees and other income	824	(103)	(57)	—	664

Total revenues	11,057	(214)	(608)	—	10,235

Benefits and expenses:
Benefits and other changes in policy reserves	4,804	(71)	(393)	—	4,340
Interest credited	1,432	—	(113)	—	1,319
Underwriting, acquisition and insurance expenses, net of deferrals	1,812	(117)	(38)	—	1,657
Amortization of deferred acquisition costs and intangibles	1,154	(46)	(56)	—	1,052
Interest expense	217	—	—	26	243

Total benefits and expenses	9,419	(234)	(600)	26	8,611

Earnings from continuing operations before income taxes	1,638	20	(8)	(26)	1,624
Provision for income taxes	493	13	(4)	(8)	494

Net earnings from continuing operations	$1,145	$7	$(4)	$(18)	$1,130

	Twelve months ended December 31, 2003
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$6,707	$(244)	$(207)	$—	$6,256
Net investment income	4,051	(70)	(1,017)	—	2,964
Net realized investment gains	10	6	22	—	38
Policy fees and other income	915	(260)	(126)	—	529

Total revenues	11,683	(568)	(1,328)	—	9,787

Benefits and expenses:
Benefits and other changes in policy reserves	5,270	(196)	(845)	—	4,229
Interest credited	1,624	—	(266)	—	1,358
Underwriting, acquisition and insurance expenses, net of deferrals	1,916	(248)	(85)	—	1,583
Amortization of deferred acquisition costs and intangibles	1,351	(105)	(97)	—	1,149
Interest expense	140	—	—	65	205

Total benefits and expenses	10,301	(549)	(1,293)	65	8,524

Earnings from continuing operations before income taxes	1,382	(19)	(35)	(65)	1,263
Provision for income taxes	413	(4)	(15)	(23)	371

Net earnings from continuing operations	$969	$(15)	$(20)	$(42)	$892

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

RECONCILIATION OF COMPANY NET EARNINGS TO PRO FORMA NET OPERATING EARNINGS

	Three months ended December 31,		Twelve months ended December 31,
(Amounts in millions, except per share data)	2004	2003	2004	2003
	(Unaudited)
Net earnings	$346	$213	$1,157	$1,081
Net earnings from discontinued operations, net of taxes	—	—	—	(186)
(Gain) loss on sale of discontinued operations, net of taxes	—	7	(7)	74
Cumulative effect of accounting change, net of taxes	—	—	(5)	—

Net earnings from continuing operations	346	220	1,145	969

Excluded assets and liabilities (a)	—	(3)	7	(15)
Reinsurance transactions (b)	—	4	(4)	(20)
Capital structure and other (c)	—	(10)	(18)	(42)

Pro forma net earnings from continuing operations	346	211	1,130	892

Pro forma net realized (gains) losses on investments, net of taxes	1	(32)	(15)	(25)
Net tax benefit related to initial public offering	(68)	—	(46)	—
Gain on outsourcing services agreement, net of taxes	(25)	—	(25)	—

Pro forma net operating earnings	$254	$179	$1,044	$867

Net earnings per share
Basic	$0.71	$0.44	$2.36	$2.21

Diluted	$0.70	$0.44	$2.36	$2.21

Net earnings from continuing operations per share
Basic	$0.71	$0.45	$2.34	$1.98

Diluted	$0.70	$0.45	$2.33	$1.98

Pro forma net earnings from continuing operations per share
Basic	$0.71	$0.43	$2.31	$1.82

Diluted	$0.70	$0.43	$2.30	$1.82

Pro forma net operating earnings per share
Basic	$0.52	$0.37	$2.13	$1.77

Diluted	$0.52	$0.37	$2.13	$1.77

Shares outstanding
Basic	489.6	489.5	489.5	489.5
Diluted	492.4	489.5	490.5	489.5

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET EARNINGS (LOSS) TO PRO FORMA NET OPERATING LOSS

	Three months ended December 31,		Twelve months ended December 31,
(Dollar amounts in millions)	2004	2003	2004	2003
	(Unaudited)
Segment net earnings (loss)	$64	$24	$52	$(54)
Excluded assets and liabilities (a)	—	(3)	(5)	(2)
Reinsurance transactions (b)	—	15	—	47
Capital structure and other (c)	—	(10)	(18)	(42)

Pro forma segment net earnings (loss)	64	26	29	(51)

Pro forma net realized (gains) losses on investments, net of taxes	1	(32)	(15)	(25)
Net tax benefit related to initial public offering	(68)	—	(46)	—
Gain on outsourcing services agreement, net of taxes	(25)	—	(25)	—

Pro forma net operating loss	$(28)	$(6)	$(57)	$(76)

RECONCILIATION OF OPERATING ROE

(Amounts in millions, except ROE)
GAAP Basis
Total stockholders’ equity as of December 31, 2004			$12,866
Less accumulated nonowner changes in stockholders’ equity (AOCI) as of December 31, 2004			1,609

Total stockholders’ equity, excluding AOCI as of December 31, 2004	(I	)	11,257

Total stockholders’ equity as of December 31, 2003			15,800
AOCI as of December 31, 2003			1,672

Total stockholders’ equity, excluding AOCI as of December 31, 2003	(II	)	14,128

Total (I) + (II)			25,385
			÷2

Average stockholders’ equity, excluding AOCI			$12,693

2004 net earnings			$1,157

ROE (net earnings divided by average stockholders’ equity, excluding AOCI)			9.1%

GAAP Basis, As Adjusted - Operating ROE
Total stockholders’ equity, excluding AOCI as of December 31, 2004	$11,257
Adjusted stockholders’ equity, excluding AOCI as of December 31, 2003 (see table below for reconciliation)	9,956

Total	21,213
÷2

Average adjusted stockholders’ equity, excluding AOCI	$10,607

2004 pro forma net operating earnings (see page 14 for reconciliation)	$1,044

Operating ROE (pro forma net operating earnings divided by average adjusted stockholders’ equity, excluding AOCI)	9.8%

RECONCILIATION OF COMPANY TOTAL STOCKHOLDERS’ EQUITY, EXCLUDING AOCI

(Amounts in millions)	As of December 31, 2003
Total stockholders’ equity	$15,800

AOCI	1,672

Total stockholders’ equity, excluding AOCI	14,128

Excluded assets and liabilities (a)	673

Reinsurance transactions (b)	(1,434)

Capital structure and other (c)	(3,411)

Adjusted stockholders’ equity, excluding AOCI	$9,956

Note:	For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

Notes to Pro Forma Financial Information and Reconciliation Tables

(a) Reflects adjustments to exclude amounts included in the company’s historical combined earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

In addition, related to the statement of financial position as of December 31, 2003, reflects adjustments to exclude $1,691 million of commercial paper and all related impacts of derivative contracts hedging the commercial paper cash flows, $548 million of short-term borrowings from GE Capital and intercompany balances that were not transferred to the company.

(b) Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004. The unaudited pro forma earnings information for 2003 gives effect to the reinsurance transactions as if each occurred as of January 1, 2003 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2003. The unaudited pro forma earnings information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The adjusted stockholders’ equity information gives effect to the reinsurance transactions as if each had occurred as of December 31, 2003. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business.

As a result, the company’s unaudited pro forma combined statement of earnings reflects premiums and fees from these products issued after January 1, 2003 (in the case of pro forma information for 2003), even though variable annuities and structured settlements issued during such year are included in the blocks of policies reinsured to UFLIC. The company’s pro forma combined statements of earnings for the years ended December 31, 2003 and 2004 exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2003 or 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

In addition to investment assets transferred to UFLIC in exchange for a reinsurance recoverable asset from UFLIC, concurrently, the company contributed $1.836 billion of capital to UFLIC, which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma earnings adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) as supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets to be contributed to UFLIC for the contribution.

(c) Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.

In addition, adjusted stockholders’ equity as of December 31, 2003 reflects adjustments to include $550 million Contingent Note issued to GEFAHI, the company’s first-year cost of stock option and stock appreciation rights to management and employees and cost relating to conversion of certain existing stock-based compensation awards, and the company’s obligation to GE and other effects under the Tax Matters Agreement, as well as to reflect capital contributions received from GE and dividends paid to GE in 2004.